EXHIBIT 99.23A

Lisa Proch Talcott Resolution Law Group 1 Griffin Road North Windsor, CT 06095-1512 Tel. 1-860-547-4390 lisa.proch@talcottresolution.com

July 10, 2019

Board of Directors
Talcott Resolution Life Insurance Company
1 Griffin Road North
Windsor, CT 06095

RE:	Talcott Resolution Life Insurance Company
File No. 333-227930 CRC Select III
Post-Effective Amendment No. 2

Dear Sir/Madam:

This opinion is furnished in connection with the registration under the Securities Act of 1933, as amended, of market value adjusted interests under a certain Group Deferred Annuity Contract described in the Registration Statement on Form S-1 (the “Contract”) that will be offered and sold by Talcott Resolution Life Insurance Company (the “Company”). I have examined such documents (including the Form S-1 Registration Statement) and reviewed such questions of law as I considered necessary and appropriate, and on the basis of such examination and review, it is my opinion that:

1.                 The Company is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Connecticut and is duly authorized by the Insurance Department of the State of Connecticut to issue the Contract.

2.                 The form of the Contract that will be issued by the Company has been filed in states where it is eligible for approval and upon issuance of the securities pursuant to the Contracts in the manner described in the Registration Statement, the securities will be valid and binding upon the Company.

I hereby consent to the use of this opinion as an exhibit to the Form S-1 Registration Statement and to the reference to my name under the heading “Legal Opinion” in the prospectus included as a part of such Registration Statement.

Sincerely,

/s/ Lisa Proch
Lisa Proch
General Counsel